Air T, Inc. Reports Second Quarter Fiscal 2025 Results CHARLOTTE, NC, November 12, 2024— Air T, Inc. (NASDAQ: AIRT) is an industrious American company with a portfolio of businesses, each of which is independent yet interrelated. We seek dynamic individuals and teams to operate companies with processes and insights that drive increasing value over time. We believe we can invest corporate resources to help activate growth and overcome challenges. Our core segments are overnight air cargo; ground equipment sales; commercial jet engines and parts; and corporate and other. The Company also invests in non-consolidated investments, notably in Crestone Asset Management, LLC and its joint venture, Crestone JV II LLC. Today the Company is announcing results for the fiscal second quarter ended September 30, 2024: • Revenues totaled $81.2 million for the quarter ended September 30, 2024, an increase of $2.3 million, or 3% from the prior year’s comparable quarter. • Operating income was $3.9 million for the quarter ended September 30, 2024, an increase of $3.1 million from the prior year comparable quarter’s operating income of $0.8 million. • Adjusted EBITDA* profit of $5.0 million for the quarter ended September 30, 2024, compared to an Adjusted EBITDA* profit of $1.6 million in the prior year’s comparable quarter. • Net Income attributable to Air T stockholders for its equity method investees was $2.3 million for the quarter ended September 30, 2024; compared to Net Income attributable to Air T stockholders for its equity method investees of $0.7 million from the prior year’s comparable quarter. • The investment balance for the Company’s equity method investees was $17.6 million at September 30, 2024; as compared to $14.2 million at September 30, 2023. • Earnings per share of $0.91 for the quarter ended September 30, 2024, compared to the loss per share of $0.57 for the prior year’s comparable quarter. *Adjusted EBITDA is a non-GAAP financial measure; see below for further explanation and reconciliation to GAAP measure. Company Chairman and CEO Nick Swenson commented: “Results for the quarter were driven by strong margins in our aviation parts trading business. We are heartened by the outstanding leadership provided by the management of these businesses, particularly since the COVID times were incredibly difficult. They are great people who have a wise and intuitive feel for the business. Challenges for the quarter included a combination of issues that lowered industry-wide sales of de-icing equipment, namely a second warmer winter and, we believe, the psychological impacts of election uncertainty and political violence coincident with the selling season. GGS’s great team is primed with new products and services; and we expect them to rebound with the market, but that may not occur until next year.” “Our financial disclosures this quarter include additional information about our equity method investments and related distributions & dividends. Additionally, we are highlighting relevant information related to our equity method investment in Crestone Asset Management.” Business Segment Results Overnight Air Cargo • This segment provides air express delivery services, primarily for FedEx, and repair services.

• Revenues for this segment increased 11% to $31.2 million in the quarter ended September 30, 2024, compared to $28.2 million in the prior year’s comparable quarter. The increase was principally attributable to higher administrative fees due to an increased fleet of 105 aircraft in the current year’s quarter compared to 85 aircraft in the prior year’s comparable quarter and additional routes granted by FedEx. • Adjusted EBITDA* for this segment was $2.0 million for the quarter ended September 30, 2024, a decrease of $0.2 million when compared to the prior year’s comparable quarter. Ground Equipment Sales (“GGS”) • This segment—which includes some of the world-leading brands in the category—manufactures mobile deicers and other specialized ground-support equipment. Customers include passenger and cargo airlines, airports, the military, and other industrial customers. • Revenues for this segment totaled $14.5 million for the quarter ended September 30, 2024, up 18% when compared to revenue of $12.2 million in the previous year’s second fiscal quarter. The increase was primarily driven by the higher number of deicing trucks sold in the current year quarter compared to prior year's comparable quarter. • Adjusted EBITDA* profit for this segment was $0.5 million in the quarter ended September 30, 2024, an increase of $0.5 million compared to the prior year’s quarter, due primarily to the revenue increase noted above. • As of September 30, 2024, this segment’s order backlog was $9.1 million versus $7.0 million as of September 30, 2023. Commercial Jet Engines and Parts • This segment leases commercial jet engines and aircraft; buys, sells and trades in surplus and aftermarket commercial jet engines, engine parts, airframes, and airframe parts, avionics, and other; then delivers the related documents and logistics. • Revenues for this segment totaled $32.9 million for the quarter ended September 30, 2024, a decrease of $3.6 million versus the previous year’s fiscal second quarter. The decrease was primarily driven by four whole engine sales at Contrail in the prior year’s quarter compared to none in the current year’s quarter. This was partially offset by the increase in component part sales in the current year’s quarter compared to the prior year’s quarter. We believe Contrail's increased component part sales is driven by airlines’ focusing on maintaining existing fleets of 737NG and A320CEO aircraft, because new orders from the OEMs have been cancelled or delayed. The company is in a position to satisfy customer demand through available inventory and expertise in serviceable aftermarket material. • Adjusted EBITDA* profit for this segment was $4.1 million for the quarter ended September 30, 2024, an increase of $2.8 million when compared to the prior year’s comparable quarter. The increase is primarily attributable to higher profit margins on Contrail's component part sales compared to the prior year’s comparable quarter. Corporate and Other • This segment reflects the Company’s activities as a capital allocator and resource for its consolidated businesses. Moreover, Corporate and Other segment also comprises activity related to its smaller businesses and business interests. • Revenues for this segment totaled $2.7 million for the quarter ended September 30, 2024, an increase of $0.6 million versus the previous year’s fiscal second quarter. The increase was primarily attributable to increased software subscriptions at Shanwick. • This segment’s Adjusted EBITDA* for the quarter ended September 30, 2024, represented a loss of $1.6 million in the quarter, a decrease of $0.3 million when compared to the prior year’s comparable quarter. The increase is primarily to increased software subscriptions. Crestone Asset Management

We launched Crestone Asset Management, LLC (“CAM”) and its joint venture, Crestone JV II LLC (“CJVII”), in May 2021, in order to develop products and services for the aircraft asset management industry. This strategic initiative leverages our expertise in asset origination and aircraft management to capitalize on the demand for commercial aircraft and jet engines. Crestone JV II is designed as a series LLC, allowing for targeted investments across multiple individual series. Its activities focus on current-generation narrow-body aircraft and engines. Through this structure we seek to enhance our investment flexibility and help optimize risk management across diverse asset classes. Dual Functionality of CAM: 1. Asset Management Function: CAM directs the sourcing, acquisition, and management of aircraft assets owned by CJVII. This is governed by a comprehensive Management Agreement, ensuring that our operations are efficient and aligned with best practices in asset management. 2. Investment Function: CAM invests alongside our institutional partners in CJVII, in order to demonstrate our commitment, and participate in what we believe will likely be attractive returns on investment. Financial Highlights: CAM’s assets under management totaled $5.9 million, $116.7 million, $215.1 million, and $410.4 million as of December 31, 2021*, December 31, 2022*, December 31, 2023*, and September 30, 2024, respectively. The table below presents net income (loss) attributable to Air T, Inc. stockholders and cash distributions to the Company (in thousands): Three Months Ended Six Months Ended 9/30/2024 9/30/2023 9/30/2024 9/30/2023 Net income (loss) attributable to Air T, Inc. stockholders $ 2,345 $ (67) $ 3,839 $ (562) Cash distributions to Air T, Inc. 676 580 2,277 1,196 *CAM has a calendar year-end Non-GAAP Financial Measures The Company uses adjusted earnings before taxes, interest, and depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure as defined by the SEC, to evaluate the Company's financial performance. This performance measure is not defined by accounting principles generally accepted in the United States and should be considered in addition to, and not in lieu of, GAAP financial measures. 4Management believes that Adjusted EBITDA is a useful measure of the Company's performance because it provides investors additional information about the Company's operations allowing better evaluation of underlying business performance and better period-to-period comparability. Adjusted EBITDA is not intended to replace or be an alternative to operating income, the most directly comparable amounts reported under GAAP. The table below provides a reconciliation of operating income to Adjusted EBITDA for the periods ended September 30, 2024, and 2023 (in thousands):

	Three months ended		Six months ended	
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Operating income	$ 3,899	$ 761	$ 3,321	$ 1,422
Depreciation and amortization (excluding leased engines depreciation)	949	700	1,709	1,389
Asset impairment, restructuring or impairment charges	124	3	503	5
Gain on sale of property and equipment	(8)	(2)	(8)	(8)
TruPs issuance expenses	28	47	129	93
Share-based compensation	2	79	18	157
Severance expenses	39	2	218	2
Adjusted EBITDA	$ 5,033	$ 1,590	$ 5,890	$ 3,060

The following table shows the Company's Adjusted EBITDA by segment for the periods ended September 30, 2024, and 2023 (in thousands):

	Three months ended		Six months ended	
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Overnight Air Cargo	$ 1,950	$ 2,127	$ 3,897	$ 4,142
Ground Equipment Sales	513	23	1	(28)
Commercial Jet Engines and Parts	4,141	1,339	5,806	3,009
Corporate and Other	(1,571)	(1,899)	(3,814)	(4,063)
Adjusted EBITDA	$ 5,033	$ 1,590	$ 5,890	$ 3,060

NOTE REGARDING STAKEHOLDER QUESTIONS

If you have questions related to this release or other Air T matters, please use our interactive Q&A capability, through Slido.com, accessible from our website, to submit your questions. We intend to keep that link open and available for shareholder questions. Questions submitted through Slido will be answered "live" and in writing at our Annual Meeting, and via a written response on a quarterly basis. Note that legal and pragmatic requirements restrict us from answering every question posted, yet we intend to address all reasonable and relevant questions with a written answer.

ABOUT AIR T, INC.

Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing and sales, commercial jet engines and parts, and corporate and other. We seek to expand, strengthen and diversify Air T's after-tax cash flow per share. Our goal is to build Air T's core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.net. The information on our website is available for information purposes only and is not incorporated by reference into this press release.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those contained in "Overview," are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company's financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words "believes", "pending", "future", "expects," "anticipates," "estimates," "depends" or similar expressions. These forward-

looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements, because of, among other things, potential risks and uncertainties, such as: • An inability to finance our operations through bank or other financing or through the sale of issuance of debt or equity securities; • Economic and industry conditions in the Company’s markets; • The risk that contracts with FedEx could be terminated or adversely modified; • The risk that the number of aircraft operated for FedEx will be reduced; • The risk that GGS customers will defer or reduce significant orders for deicing equipment; • The impact of any terrorist activities on United States soil or abroad; • The Company’s ability to manage its cost structure for operating expenses, or unanticipated capital requirements, and match them to shifting customer service requirements and production volume levels; • The Company's ability to meet debt service covenants and to refinance existing debt obligations; • The risk of injury or other damage arising from accidents involving the Company’s overnight air cargo operations, equipment or parts sold and/or services provided; • Market acceptance of the Company’s commercial and military equipment and services; • Competition from other providers of similar equipment and services; • Changes in government regulation and technology; • Changes in the value of marketable securities held as investments; • Mild winter weather conditions reducing the demand for deicing equipment; • Market acceptance and operational success of the Company’s commercial jet engines and parts segment or its aircraft asset management business and related aircraft capital joint venture; and • Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. CONTACT Tracy Kennedy Chief Financial Officer tkennedy@airt.net 704-264-5102